Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             SUPERIOR SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                   Wisconsin                            39-1733405
          (State or other jurisdiction               (I.R.S. Employer
       of incorporation or organization)           Identification No.)


           10150 West National Avenue                     53227
             West Allis, Wisconsin                      (Zip Code)
             (Address of Principal
               Executive Offices)


               Superior Services, Inc. 1996 Equity Incentive Plan
                              (Full Title of Plan)


                Scott S. Cramer                          Copy to:
       Vice President and General Counsel            Steven R. Barth
            Superior Services, Inc.                  Foley & Lardner
           10150 West National venue            777 East Wisconsin Avenue
         West, Allis, Wisconsin  53227             Milwaukee, WI  53202
                 (414) 328-2800                       (414) 297-5662
            (Name, address and telephone number, including area code,
                              of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                   Proposed
                                    Maximum        Proposed
        Title of      Amount to    Offering        Maximum        Amount of
     Securities to        be         Price        Aggregate     Registration
     be Registered    Registered   Per Share    Offering Price       Fee
     -----------------------------------------------------------------------
     Common Stock,    2,000,000
     $.01 par value     shares     $30.38(1)    $60,760,000(1)   $17,924.20
     -----------------------------------------------------------------------
     Common Stock     2,000,000
     Purchase Rights    rights        (2)            (2)             (2)
     =======================================================================

   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Superior Services, Inc. Common Stock as reported on the Nasdaq National Market on May 19, 1998.
   (2) The value attributed to the Common Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

                      Amendment of Superior Services, Inc.
                           1996 Equity Incentive Plan

        Superior Services, Inc. (the "Company") currently has in effect the Superior Services, Inc. 1996 Equity Incentive Plan (the "1996 Plan"). The purpose of the 1996 Plan is to allow the Company to promote its best interest and the best interests of its shareholders by providing key employees of the Company and its subsidiaries, and directors of the Company who are not otherwise employees, with an opportunity to acquire, or increase, their proprietary interest in the Company. To allow for additional stock option awards to be made by the Company, the Board of Directors of the Company has approved and the Company's shareholders have ratified an amendment to the 1996 Plan to increase the number of shares reserved under the 1996 Plan from 1,200,000 to 3,200,000. This Form S-8 Registration Statement is being filed to register the shares of Company Common Stock the subject of such amendment.


                           INCORPORATION BY REFERENCE

        The contents of Form S-8 Registration Statement No. 333-12807 are incorporated herein by reference.


                                    EXHIBITS

        The following exhibits have been filed as part of this Registration
   Statement:

        Exhibit No.         Description

        4.1       Superior Services, Inc. 1996 Equity Incentive Plan, as
                  amended
        5         Legal opinion of Foley & Lardner
        24.1      Consent of Ernst and Young LLP
        24.2      Consent of Foley & Lardner (included in their opinion which is Exhibit 5 hereto)

                                   SIGNATURES

        Pursuant to the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Allis, State of Wisconsin, on this 12th day of May, 1998.

                                 SUPERIOR SERVICES, INC.


                                 By: /s/ G. William Dietrich
                                      G. William Dietrich
                                      President and Chief Executive Officer


                                POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below as of May 12, 1998, by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints G. William Dietrich, George K. Farr and Scott S. Cramer, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    /s/ Joseph P. Tate     /s/ G. William Dietrich  /s/ George K. Farr
    Joseph P. Tate         G. William Dietrich      George K. Farr
    Chairman of the Board  President, Chief         Chief Financial Officer
     and Director           Executive Officer and    (Principal Financial
                            Director (Principal       and Accounting
                            Executive Officer)        Officer)

    /s/ Gary G. Edler      /s/ Walter G. Winding    /s/ Francis J. Podvin
    Gary G. Edler          Walter G. Winding        Francis J. Podvin
    Vice President and     Director                 Director
    Director

    /s/ Warner C. Frazier  /s/ Donald Taylor
    Warner C. Frazier      Donald Taylor
    Director               Director

                            EXHIBIT INDEX

    Exhibit No.          Description

        4.1 Superior Services, Inc. 1996 Equity Incentive Plan, as amended

        5         Legal opinion of Foley & Lardner

        24.1      Consent of Ernst and Young LLP

        24.2 Consent of Foley & Lardner (included in their opinion which is Exhibit 5 hereto)